Exhibit 16.1

[Crowe Horwath Letterhead]

December 27, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read Tecnoglass Inc.’s statements included under Item 4.01 of its Current Report on Form 8-K, dated December 27, 2013, which we understand will be filed on December 27, 2013 and we agree with such statements contained thereunder concerning our firm. We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K.

Sincerely,

/s/ Crowe Horwath CO S.A.